Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

ANNOUNCES THE APPOINTMENT OF JOHN KYEES TO ITS

BOARD OF DIRECTORS

CANTON, MA, (May 4, 2010) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today announced the addition of a new member to its Board of Directors. John Kyees, recently retired Chief Financial Officer and current Chief of Investor Relations of Urban Outfitters, Inc., will join the board effective immediately. In addition, Mr. Kyees will become a member of the Board’s Audit Committee, replacing George Porter.

Mr. Kyees has over thirty years of experience in the retail industry and has been the Chief Financial Officer at several prominent retailers, including Urban Outfitters, bebe Stores and Express. As such, Mr. Kyees has extensive experience working with Wall Street and was named one of the top specialty apparel CFO by Institutional Investor magazine for the past consecutive five years.

“We are very pleased with the addition of John to our Board and look forward to gaining the value of his varied experience operating first class retailers,” said Seymour Holtzman, Chairman of Casual Male. “John’s wealth of retail knowledge will be invaluable to our Board and instrumental in the further development of our business through the launch of our Destination XL stores.”

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 460 Casual Male XL retail and outlet stores, 19 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

John Rouleau

ICR

203-682-8342

John.Rouleau@icrinc.com